Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group Update on Share Repurchase Program

Carmel, Ind., August 29, 2011 - CNO Financial Group, Inc. (NYSE: CNO) today announced that through August 26, 2011, it had repurchased 3,684,800 shares of its common stock in the third quarter for an aggregate purchase price of $22.9 million under its $100 million share repurchase program.  The shares were repurchased at an average cost of $6.22 per share and represented 1.5% of the total outstanding shares as of June 30, 2011.  Total shares repurchased under the program to date total 5,891,448 shares for an aggregate purchase price of $39.1 million, at an average cost of $6.64 per share.  As of June 30, 2011, CNO had approximately 249.4 million shares outstanding.

The percentage of CNO's outstanding common stock owned by certain investment funds and accounts managed by Paulson & Co. Inc. (“Paulson”), CNO's largest shareholder, is nearing 10%, a percentage of ownership that under state insurance laws may require prior approval by state insurance regulators. Paulson has informed CNO that Paulson currently does not intend to allow its ownership percentage to exceed 10%. Paulson has also informed CNO that it has made Form A filings with the state insurance regulatory authorities in the five states in which the Company's insurance subsidiaries are domiciled (Indiana, Illinois, New York, Pennsylvania and Texas), which filings, if approved, would allow Paulson's ownership of CNO to exceed 10%. Following receipt of insurance regulatory approvals, Paulson may, in its discretion, allow its ownership percentage to exceed 10% or continue to not allow its ownership percentage to exceed 10%.

As required under the terms of its Senior Secured Credit Agreement, CNO will be making a principal prepayment at the end of the third quarter of the same amount as the share repurchases in the quarter.  This prepayment will fully satisfy the remaining scheduled principal amount that is due on September 30, 2016 and will also reduce the scheduled principal amount that is due on June 30, 2016. The next scheduled principal payment under the facility of $10.0 million is due September 30, 2012.

The proforma debt to total capital ratio (as defined in our Senior Secured Credit Agreement) at June 30, 2011 would reduce to 18.5% from 18.7% as a result of the aforementioned transactions.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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